CONSENT OF INDEPENDENT AUDITOR

     We hereby consent to the incorporation by reference in the Registration Statement No. 333-64443 on Form S-8 of Saatchi & Saatchi plc of our report dated March 25, 1999 relating to the consolidated balance sheets of Saatchi & Saatchi plc as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' deficiency, total recognized gains and losses and cash flows for each of the years in the three-year period ended December 31, 1998 which report appears in the Annual Report on Form 20-F of Saatchi & Saatchi plc for the year ended December 31, 1998.



/s/  KPMG AUDIT PLC

London, England
May 28, 1999